UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2018

CHENIERE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16383	95-4352386
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 1900 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Amended and Restated Working Capital Facility

On June 29, 2018, Cheniere Corpus Christi Holdings, LLC (the “Borrower”), Cheniere Corpus Christi Pipeline, L.P. (“CCP”), Corpus Christi Pipeline GP, LLC (“CCP GP”) and Corpus Christi Liquefaction, LLC (“CCL”) (CCP, CCP GP and CCL collectively the “Guarantors,” and the Borrower and the Guarantors collectively the “Loan Parties”), each indirect wholly owned subsidiaries of Cheniere Energy, Inc., entered into the Amended and Restated Working Capital Facility Agreement (the “Working Capital Facility Agreement”) with The Bank of Nova Scotia, as Working Capital Facility Agent, Société Générale, as Security Trustee, and working capital lenders and issuing banks party thereto from time to time. The Working Capital Facility Agreement amends and restates the Borrower’s existing working capital facility agreement to provide for approximately $850 million of incremental commitments to the Loan Parties thereunder, increasing the total committed amount under the Working Capital Facility Agreement to $1.2 billion.

The Working Capital Facility is intended to be used for loans (“Working Capital Loans”) to, and the issuance of letters of credit (“Letters of Credit”) on behalf of, the Borrower, for certain working capital requirements related to developing and placing into operation the Corpus Christi natural gas liquefaction facilities and Corpus Christi natural gas pipeline and related facilities near Corpus Christi, Texas (the “CCL Project”).

The Working Capital Facility will be used for (i) payment of gas purchase, transportation and storage expenses (including to meet credit support requirements under gas purchase, transportation or storage agreements); (ii) funding of debt service reserves; (iii) other working capital and other general corporate purposes; and (iv) the payment of transaction fees and expenses. Up to $250 million may be used for general corporate purposes. The entire amount of the Working Capital Facility will be available for the issuance of Letters of Credit.

The Working Capital Facility allows the Borrower to request incremental commitments up to the maximum allowed under the Common Terms Agreement (as defined below) for the Working Capital Facility subject to customary conditions precedent.

Conditions Precedent to Extensions of Credit

Advances of Working Capital Loans and issuances of Letters of Credit under the Working Capital Facility are subject to customary conditions precedent, including the absence of defaults, bring-down of certain representations and warranties, perfection of security interests, payment of applicable fees and expenses and certifications as to construction progress.

Interest and Fees

Loans under the Working Capital Facility, including Working Capital Loans and any loans deemed made in connection with a draw upon any Letters of Credit (“LC Loans”) (collectively, the “Revolving Loans”) will bear interest at a variable rate per annum equal to LIBOR or the base rate (the highest of (a) the federal funds rate plus 0.50%, (b) the prime rate published in The Wall Street Journal (or if the Wall Street Jornal ceases to publish such rate, the prime lending rate as set forth on the Bloomberg PRIMBB Index or any other service as determined by the Working Capital Facility Agent from time to time) and (c) the LIBOR for an interest period of one month plus 0.5%), plus the applicable margin. The applicable margin for LIBOR Revolving Loans ranges from 1.25% to 1.75%, and the applicable margin for base rate Revolving Loans ranges from 0.25% to 0.75%, in each case, based on the Borrower’s debt ratings then in effect. Interest on Working Capital Loans and LC Loans is due and payable on the date such loans become due. Interest on LIBOR Revolving Loans is due and payable at the end of each LIBOR period, and interest on base rate Revolving Loans is due and payable at the end of each calendar quarter.

The Borrower will pay (i) a commitment fee on the average daily amount of the excess of the total commitment amount over the principal amount outstanding in an amount equal to an annual rate of 40% of the applicable margin for LIBOR loans; (ii) a letter of credit fee equal to an annual rate equal to the applicable margin for LIBOR Revolving Loans on the undrawn portion of all Letters of Credit issued under the Working Capital Facility; and (iii) a letter of credit fronting fee to each issuing bank that has issued fronted Letters of Credit in an amount equal to an annual rate of 0.20% of the undrawn portion of all Letters of Credit issued by such issuing bank. Each of these fees is payable quarterly in arrears. In the event that draws are made upon any Letters of Credit issued under the Working Capital Facility and the Borrower does not elect for such draw to be deemed an LC Loan (an “LC Draw”), the Borrower is required to pay the full amount of the LC Draw on or prior to 12:00 p.m., New York City time, on the business day immediately succeeding its timely receipt of notice of the LC Draw. Any such LC Draw shall bear interest at an annual rate equal to the base rate plus 2.0%.

In connection with the Working Capital Facility, the Borrower will pay upfront fees to the agents and lenders under the Working Capital Facility together with additional transaction fees in the aggregate amount of approximately $[14] million. Annual administrative fees must also be paid to the Working Capital Facility Agent under the Working Capital Facility.

Repayments

The Working Capital Facility matures on June 29, 2023 (the “Maturity Date”). LC Loans have a term of up to one year.

The Borrower is required to reduce the aggregate outstanding principal amount of all Working Capital Loans to zero for a period of five consecutive business days at least once each year. The Borrower may prepay the Revolving Loans at any time without premium or penalty upon three business days’ notice.

Covenants and Events of Default

The Working Capital Facility generally incorporates the representations, warranties, covenants, reporting requirements and mandatory prepayment provisions of the Amended and Restated Common Terms Agreement, dated as of May 22, 2018, among the Borrower and certain other parties thereto and Société Générale, as security trustee and intercreditor agent (the “Common Terms Agreement”), which was previously disclosed in the Borrower’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 22, 2018.

Upon the discharge of all debt governed by the Common Terms Agreement (other than the Working Capital Facility), the representations, warranties and covenants in the Common Terms Agreement will no longer apply and will be replaced with the representations, warranties and covenants contained in the Working Capital Facility, which address matters customary in project financings and are generally less restrictive than those in the Common Terms Agreement. The Working Capital Facility includes customary events of default which are subject to customary grace periods and materiality standards.

Collateral

The Revolving Loans, the Borrower’s existing term loan facility, senior notes and obligations under the interest rate protection agreements entered into in connection with the term loan facility (collectively, the “Secured Obligations”) are secured on a pari passu basis by a first priority lien (subject to customary permitted encumbrances) in substantially all of the assets of the Borrower and the Guarantors. In addition, the Secured Obligations are secured by a pledge of all of the membership interests in the Borrower and each of the Guarantors. The Borrower is also required to establish and maintain certain deposit accounts which are subject to the control of Société Générale, as security trustee. The Revolving Loan proceeds and other receipts will be deposited into these accounts or applied directly for the purposes for which they are borrowed. The liens securing the Secured Obligations are evidenced by customary mortgage and other security documents and are subject to customary intercreditor arrangements.

The foregoing description of the Working Capital Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Working Capital Facility agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

d)	Exhibits

Exhibit Number
10.1*	Amended and Restated Working Capital Facility Agreement, dated June 29, 2018, among the Borrower, Cheniere Corpus Christi Pipeline, L.P., Corpus Christi Pipeline GP, LLC, Corpus Christi Liquefaction, LLC, the lenders party thereto from time to time, the issuing banks party thereto from time to time, the Bank of Nova Scotia as Working Capital Facility Agent, and Société Générale as Security Trustee.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Date: June 29, 2018	By:	/s/ Michael J. Wortley
Name: Michael J. Wortley
Title: Executive Vice President and
Chief Financial Officer